EXECUTION COPY

BINDING LETTER OF INTENT

This Binding Letter of Intent (this “LOI”) is entered into by and between ALMAH, INC., a Nevada corporation (the “Company”), and ARCH THERAPEUTICS, INC, a Massachusetts company (“Arch”).

BACKGROUND AND PURPOSE

A.           The Company is a fully' reporting publicly traded company with the ticker symbol "AAHC" on the United States over-the-counter (OTCQB) securities market.

B.           The Company wishes to acquire Arch through a reverse acquisition and believes Arch to have valuable intellectual property rights.

C.           The Company and Arch wish to enter into a reverse triangular merger (the “Merger”) transaction whereby the Company would acquire all of the issued and outstanding capital stock and convertible notes and warrants of Arch in exchange for the issuance to the shareholders, noteholders and optionees of Arch of 20,000,000 shares of common stock of the Company.

D.           The parties wish to enter into this LOI which states that the closing of the Merger will occur upon completion of the conditions as set forth herein and in a formal, definitive agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual agreements and representations contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.          This LOI constitutes a binding agreement with regard to the various matters set forth herein and shall become effective on execution of this LOI. The Company understands that time is of the essence with respect to an advance in the amount of $250,000 and hereby agrees to provide such an advance of $250,000 upon the execution of this LOI. Such advance will be subject to the terms and conditions of a promissory note in the form of Exhibit A (the “LOI Advance”).

2.          The Company and Arch agree that they will negotiate in good faith a mutually agreed upon definitive agreement containing substantially the same terms and provisions as set forth in Paragraphs 3-15 of this LOI on or before April 29, 2013 (the “Definitive Agreement”). Prior to execution of the Definitive Agreement, Arch shall amend the terms of its existing convertible notes to provide for automatic conversion of such notes and extinguishment of the related warrants concurrently with the closing of the Merger.

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3.          Upon the satisfaction of the conditions set forth herein and in the Definitive Agreement, the Company will acquire all of the issued and outstanding shares and convertible notes and warrants of Arch in exchange for the issuance to the shareholders, noteholders and optionees of Arch of 20,000,000 shares of common stock of the Company. At the Closing, Arch shall become wholly-owned by the Company and the note evidencing the LOI Advance or Additional Advances (defined below) shall be cancelled as intercompany transactions in connection with the Merger.

4.          The closing of the Merger (the “Closing”) shall occur on or before thirty (30) days from the date on which Arch completes the audit of its financial statements as required to be filed by the Company upon the Closing in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), approval by its shareholders and note holders of the Definitive Agreement and the transactions contemplated thereunder and hereunder and receipt of necessary third party consents. Immediately prior to the Closing, the Company will have 40,000,000 shares of common stock (of which 20,000,000 shares shall be restricted), on a fully diluted basis, issued and outstanding. It is anticipated that prior to execution of the Definitive Agreements, Arch will inform the Company of certain parties that may be interested in acquiring the 20,000,000 restricted shares from current shareholders of the Company or options directly from the Company. At the Closing, after giving effect to the Merger, the capitalization of the Company will be as set forth on Exhibit B.

5.          After the Closing, the Company will be managed by Arch's current management and board of directors. The existing board of directors and officers of the Company will resign effective as of the Closing and be replaced by officers and directors to be designated by Arch.

6.          Upon execution of this LOI, the Company will enter into an agreement (the “Financing Agreement”) with Coldstream Summit Ltd. (“Coldstream”) under which Coldstream or its associates will commit to providing financing of not less than $2,000,000 million within twelve (12) months of the Closing as follows (the “Financing”):

•	Concurrently with execution of this LOI, Coldstream will deposit into an escrow account established by the Company’s legal counsel, an amount equal to $1,250,000 and such funds will applied towards the purchase of $250,000 of common stock of the Company pursuant to the Financing Agreement. This amount will be used to fund the LOI Advance referenced in Paragraph 1 above and the Additional Advances referenced in Paragraph 7.

•	Any funds advanced by the Company pursuant to the LOI Advance or Additional Advances or at Closing shall represent the sale of shares of common stock of the Company to Coldstream or its associates at a price of $0.50 per share.

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•	No less than 500,000 shares of common stock of the Company at a price of $0.50 per share shall be purchased by the investor on the first day of each quarter after the Closing until the entire $2,000,000 is invested in the Company no later than twelve (12) months from the Closing. Quarters shall be based on the calendar year starting in January of each year with January 1, April 1, July 1, October 1 being the first day of Quarter 1, Quarter 2, Quarter 3, and Quarter 4 respectively. For the purpose of clarity, if the transaction closes prior to June 30, 2013, the Investor shall purchase no less than 500,000 shares of common stock on July 1, 2013.

•	The form of securities purchase agreement and warrant for each tranche of equity funding shall require the investors providing such financing to provide all information regarding such investor as may be required for the Company to comply with all applicable securities or other laws relating to the private placement of securities. Under the terms of the Financing, for each dollar invested, the investor making such investment will be issued two (2) shares of common stock of the Company and a warrant to purchase two (2) shares of common stock of the Company with an exercise price of $0.75 per share with a term of twelve (12) months. The Financing Agreement shall not be amended or terminated on or prior to the Closing without the written consent of Arch.

7.          The Company shall advance additional funds up to $1,000,000 (“Additional Advances”) to Arch upon execution of the Definitive Agreement on the same terms as the LOI Advance. Such Additional Advances shall fully offset the $1,000,000 to be received by Arch at Closing.

8.          At the Closing, the Company will have no more than $1,000 in actual or contingent liabilities outstanding and no undisclosed liabilities, commitments or other obligations of any kind other than the Company's obligations to Arch pursuant to this LOI and the Definitive Agreement and the Company's obligation to investors pursuant to the Financing document attached as Exhibit C.

9.          All legal, accounting or other fees and expenses related to the Closing shall be paid for by the Company prior to the Closing and shall be in addition to the LOI Advance and the Additional Advances, and shall be offset against the aggregate Financing amount and credited against the final Financing tranche to be funded.

10.         Arch represents that the board of directors of Arch has approved this LOI and the transactions contemplated hereunder.

11.         The parties intend for the post-Closing and post-Financing capitalization table of the Company to be substantially as attached hereto as Exhibit B. Any update to Exhibit B between now and the execution of the Definitive Agreement will have no effect on total number of shares (20,000,000) issued by the Company to Arch.

12.         The Company shall advance any audit fees necessary to obtain an audit and comply with the filing requirements of the Exchange Act. Any advances by the Company under this Paragraph 12 for audit fees prior to the Closing shall be in addition to the LOI Advance and the Additional Advances, and shall be offset against the aggregate Financing amount and credited against the final financing tranche to be funded.

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13.         In the Definitive Agreement, Arch will grant to the Company a non-exclusive license (conditioned on Closing) to use the name "Arch Therapeutics" or any variation thereof not currently used by Arch and, upon the Closing, the Company may undertake to change its name to “Arch Therapeutics, Inc.” or a mutually agreed upon name not used by Arch. Arch further agrees to provide consents, as may be required by the Company to make filings for the use of such name; provided, however, that in no event shall Arch be precluded from continuing to use any names currently used by Arch. Prior to the Closing, neither the Company nor its representatives shall make any representations regarding the business or affairs of Arch without the prior written consent of Arch.

14.         The Definitive Agreement shall contain, customary representation and warranties, covenants and indemnification provisions as shall be mutually agreed upon by Arch and the Company.

15.         In consideration of the time and effort the Company will incur to pursue this transaction, Arch agrees that, from the date of execution of this LOI (or, if sooner, until such time as this LOI is terminated) until the Closing, neither Arch nor any person or entity acting on. its behalf will in any way directly or indirectly (i) solicit, initiate, encourage or facilitate any offer to directly or indirectly purchase Arch or any of its material assets or equity, (ii) enter into any discussions, negotiations or agreements with any person or entity which provide for such purchase, or (iii) provide to any persons other than its shareholders or the Company or its representatives any information or data related to such purchase or afford access to the properties, books or records of Arch to any such persons. If Arch, or its representatives receive any inquiry or proposal offering to purchase Arch or any part of its assets or equity, Arch will promptly notify the Company. The Company acknowledges that Arch has advised the Company that the amount of the LOI Advance is insufficient to fund Arch's operating costs pending the Closing and Arch will not be in breach of this paragraph or agreement so long as any action taken that might breach this paragraph is done so to raise additional bridge funding for Arch. No party hereto will make any disclosure or public announcements of the proposed transactions, the LOI or the terms thereof without the prior consent of the other party, which shall not be unreasonably withheld, or except, and only to the extent, as required by the applicable rules and regulations of the Securities and Exchange Commission. The Company agrees to provide to Arch such current information regarding the Company as Arch may reasonably request to include in any disclosure statement to be provided to Arch shareholders and note holders in connection with soliciting the vote of Arch shareholders and note holders for approval of the Merger and the transactions contemplated thereby.

16.         Upon the execution of this LOI, all of the current officers and directors of the Company will resign and Avtar Dhillion will be appointed as the sole officer and sole director of the Company.

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17.         Prior to the Closing, the Company and its representatives shall maintain the confidentiality of all confidential information that is provided to the Company by Arch or its representatives except to the extent such disclosure is required by law. Each party agrees and acknowledges that such party and its directors, officers, employees, agents and representatives will disclose business information and information about the proposed transaction in the course of securing financings for the Company and Arch and that the parties and their representatives may be required to disclose that information under the continuous disclosure requirements of the Exchange Act; provided, however, that prior to the Closing, the disclosure of any non-public confidential information of Arch may be made by the Company only with prior approval of Arch and subject to obtaining an appropriate confidentiality agreement from the proposed recipient of such information.

18.         This LOI shall be construed in accordance with, and governed by, the laws of the State of Nevada, and each party separately and unconditionally subjects to the jurisdiction of any court of competent authority in the State of Nevada, and the rules and regulations thereof, for all purposes related to this agreement and/or their respective performance hereunder.

18.         The parties shall prepare, execute and file any and all documents necessary to comply with all applicable federal and state securities laws, rules and regulations in any jurisdiction where they are required to do so.

19.         If any term or provision hereof shall be held illegal or invalid, this LOI shall be construed and enforced as if such illegal or invalid term or provision had not been contained herein.

20.         This LOI may be executed in counterparts, by original or facsimile or e-mail PDF signature, with the same effect as if the signatures to each such counterpart were upon a single instrument; and each counterpart shall be enforceable against the party actually executing such counterpart. All counterparts shall be deemed an original copy.

21.         The delay or failure of a party to enforce at any time any provision of this LOI shall in no way be considered a waiver of any such provision, or any other provision of this LOI. No waiver of, delay or failure to enforce any provision of this LOI shall in any way be considered a continuing waiver or be construed as a subsequent waiver of any such provision, or any other provision of this LOI.

22.         This LOI may be terminated prior to entering into the Definitive Agreement (i) by mutual written agreement of the parties, (ii) by either party if the Definitive Agreement has not been entered into by May 31, 2013 through no fault of terminating party, or (iii) by either party in the event of a material breach of this LOI by the other party, including failure by the Company to promptly fund the LOI Advance after execution of this LOI.

[SIGNATURE PAGE FOLLOWS]

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DATED EFFECTIVE: April 19, 2013

ALMAH, INC.

By:
Name:
Title:

ARCH THERAPEUTICS, INC

By:
Name:
Title:

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EXHIBIT A
FORM OF PROMISSORY NOTE
(Attached)

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EXHIBIT B

CAPITALIZATION TABLE

		Shares at Closing	Percentage	Shares after $2 million funded	Fully Diluted Percentage
Current (Alrnah, Inc.) Shareholders		20,000,000	33.33%	20,000,000	29.4%

Arch Therapeutics Shareholders, Noteholders and Optionees		20,000,000	33.33%	20,000,000	29.4%

Principals of Arch		20,000,000	33.33%	20,000,000	29.4%
Financing				4,000,000	5.9%

Total		60,000,000	100.00%	64,000,000

Warrant Holder	Price
Financing Warrants	$0.75			4,000,000	5.9%

Fully Diluted Number		60,000,000		68,000,000	100.00%

EXHIBIT C

FORM OF FINANCING AGREEMENT
(Attached)